Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Knoll, Inc. (“Knoll” or the “Company”) had common stock, $0.01 par value per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended, and listed on The New York Stock Exchange under the trading symbol “KNL.”

Description of Common Stock

General
The following is a summary of all the material provisions of the Company’s common stock. This summary does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Our amended and restated certificate of incorporation and our amended and restated by-laws, which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the DGCL for additional information.

Authorized Capital Stock
Knoll’s authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The outstanding shares of common stock are fully paid and nonassessable.

Common Stock
Dividends. Subject to prior dividend rights of the holders of any shares of our preferred stock, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board out of funds legally available for that purpose.

Voting Rights. Each outstanding share of our common stock is entitled to one vote per share on each matter to be voted on by the holders of our common stock. The holders of our common stock are not be entitled to cumulative voting of their shares in elections of directors.

Redemption and Preemptive Rights. The holders of shares of common stock have no redemption, preemptive or similar rights.

Other Rights. In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any shares of our preferred stock, if any, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders.

Anti-Takeover Provisions

Certain provisions of the DGCL as well as our amended and restated certificate of incorporation and bylaws could have an anti-takeover effect and could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

Delaware General Corporation Law. We are subject to Section 203 of the Delaware General Corporation Law that prohibits a Delaware corporation, the voting stock of which is listed on a national securities exchange or is held of record by more than 2,000 stockholders, from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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the “business combination,” or the transaction in which the stockholder became an “interested stockholder” is approved by the board of directors prior to the date the “interested stockholder” attained that status;

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upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding, voting stock owned by the interested stockholder, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

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on or subsequent to the date a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the “interested stockholder.”

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior to the determination of the “interested stockholder” status, owned, 15% or more of the corporation’s outstanding voting stock.

Charter and Bylaws Provisions

Authorized but Unissued Capital Stock. Subject to the listing requirements of the New York Stock Exchange, we may issue authorized but unissued shares of our capital stock without stockholder approval. We may issue additional shares for a variety of corporate purposes, including, but not limited to, future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.  In addition, the issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting the payment of dividends on our common stock;

•	diluting the voting power of our common stock;

•	reducing the amount of assets remaining for payment to holders of shares of our common stock in the event of a liquidation of our assets; or

•	or preventing a change in control without further action by the stockholders.

Classified Board; Removal of Directors; Vacancies. Our amended and restated certificate of incorporation and bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving a three year term or until their respective successors have been duly elected and qualified. Our amended and restated certificate of incorporation and bylaws also provide that our directors may be removed from office only for cause and only by a vote of at least a majority of the outstanding stock entitled to vote in the election of directors. “Cause” is defined as a final conviction of a felony involving moral turpitude or willful misconduct that is materially and demonstrably injurious economically to us. Further, any vacancy in our board of directors, however resulting, and any newly created directorship resulting from an increase in the size of our board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. This system of electing and removing directors or filling a vacancy on the board of directors generally makes it more difficult for stockholders to replace a majority of the board of directors, and it may discourage a third party from making a tender offer or otherwise attempting to gain control of us.

No Cumulative Voting. The Delaware General Corporation Law provides that the certificate of incorporation may provide that stockholders may cumulate their votes in the election of directors. Our amended and restated certificate of incorporation does not expressly permit cumulative voting by stockholders, which may make it more difficult to elect directors.

Calling of Special Meetings of Stockholders Pursuant to our amended and restated bylaws, special meetings of stockholders may be called only by our board of directors or its chairman, our chief executive officer or president, or by the chairman, chief executive officer or president at the request of the holders of a majority of the outstanding shares of capital stock entitled to vote, which may have the effect of discouraging unsolicited takeover attempts requiring stockholder approval.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring any other business before our annual meeting of stockholders must provide us with timely notice of their proposals in writing.  To be timely, subject to certain exceptions, we must receive the stockholder’s notice not earlier than the close of business on the 120th calendar day and not later than the close of business on the 90th calendar day prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders.  Our amended and restated bylaws also set forth advance notice procedures related to the nomination of candidates for election as directors at our special meetings of stockholders. In addition, our amended and restated bylaws specify requirements as to the contents of the stockholder’s notice. These provisions may discourage a stockholder from bringing matters before an annual meeting of stockholders or nominating directors for election at an annual or special meeting of stockholders

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “KNL.”